U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25

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    NOTIFICATION OF LATE FILING                         SEC FILE NUMBER
                                                            000-50621
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                                                         CUSIP NUMBER
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(CHECK ONE): [   ] Form 10-K and Form 10-KSB         [  ] Form 20-F
             [ X ] Form 10-Q and 10-QSB              [  ] Form N-SAR

         For Period Ended:   June 30, 2006
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         [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [
         ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:
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READ ATTACHED  INSTRUCTION  SHEET BEFORE  PREPARING FORM.  PLEASE PRINT OR TYPE.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I--REGISTRANT INFORMATION

Full Name of Registrant:            MAXIMUM AWARDS INC.
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Former Name if Applicable           RISING FORTUNE INCORPORATED
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
Address of Principal Executive Office (Street and Number):   Level 1, 164 Wharf Street
City, State and Country:                                     Brisbane, Queensland 4000, Australia

PART II--RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort and expense and the Registrant seeks relief pursuant to Rule 12b-5(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X]
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date [X]; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable. [ ]

PART III--NARRATIVE

State below, in reasonable detail, the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets, if needed)

The registrant is unable to file the subject report in a timely manner because the registrants auditors are not able to complete timely their review of the quartarly financial statements without unreasonable effort or expense.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


Maxwell Thomas                                61 7 33193110
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(Name)                                      (Telephone Number)

(2) Have all other periodic reports under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                 [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                              MAXIMUM AWARDS, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    August 14, 2006       By:   /s/ MAXWELL THOMAS
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                                     Name: Maxwell Thomas
                                     Title: Chief Executive Officer and Chief
                                            Financial Officer